3050 Spruce Street, St. Louis, MO 63103 USA
Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

For questions, contact:
Quintin Lai
Vice President, Investor Relations
(314) 898-4643

FOR IMMEDIATE RELEASE - St. Louis, MO, April 24, 2014
SIGMA-ALDRICH (NASDAQ - SIAL) REPORTS RECORD Q1 2014 RESULTS WITH SALES OF $689 MILLION AND ADJUSTED DILUTED EPS OF $1.06. REAFFIRMS FULL-YEAR 2014 ADJUSTED DILUTED EPS GUIDANCE OF $4.30 TO $4.40.

HIGHLIGHTS:

Q1 2014 Results (all percentage changes are against comparable periods in 2013)

•	Reported sales increased 2% to $689 million. Sales grew organically by 3% with divestitures reducing sales by 1%.

•	By business unit, organic sales growth was 1% in Research, 7% in Applied and 3% in SAFC Commercial.

•	Reported diluted EPS was $1.05 compared to $1.01 in Q1 2013. Adjusted diluted EPS (excluding $1 million of pre-tax restructuring charge) was $1.06 compared to $1.01 in Q1 2013.

•	For the first three months of 2014, free cash flow was $143 million compared to $129 million in the same period in 2013, an increase of 11%.

CEO’s STATEMENT:

Commenting on performance in the first quarter of 2014, President and CEO Rakesh Sachdev said, “We generated 3% organic sales growth with continued strong performance by our Applied business unit. We also expanded our adjusted operating income margin, which resulted in a record-high adjusted quarterly EPS of $1.06.

Our end markets remain stable. All business units and geographies contributed to growth in the quarter. Our 2014 global supply chain initiatives are off to a good start and contributed to the margin improvement in the first quarter. We look forward to building on these successes throughout the rest of 2014 and beyond.

Sales in our Research business unit organically grew 1% in the first quarter and were negatively affected by inclement weather in the U.S. that caused the closure of research labs at several key customers. This impacted the Academic/Government/Hospitals and Pharma segments of our Research business unit, as well as the

Diagnostics and Testing segment of our Applied business unit. The EMEA region (Europe, Middle East, Africa) had solid growth as research funding was stable across the region. U.S. academic spending continues to be soft, although we expect the funding environment to improve in the second half of the year.

During the quarter, we launched workflow offerings in the translational drug discovery research area of target identification. We also launched many new products including new cell lines and media, green chemistry alternatives such as catalysis reaction kits and a new line of graphene oxide products.

Our Applied business unit had another strong quarter of 7% organic sales growth, led by high single-digit organic sales growth in the Diagnostics and Testing segment. We continued to see strong sales growth of stable isotopes for diagnostic tests, and our standards and certified reference materials generated double-digit sales growth. Sales in the Industrial segment also experienced good growth, due principally to our critical raw material offerings, ability to meet the high quality requirements of our customers and ability to deliver products in a timely fashion around the world.

SAFC Commercial organic sales growth was 3% in the quarter. Growth in the Life Sciences Products segment moderated after a better-than-expected fourth quarter of 2013. Our growth initiatives for the year remain on track. The Life Sciences Services segment had another strong quarter of double-digit sales growth led by biopharma services. Sales of precursors to semiconductor customers were strong and continued the growth trend from 2013. However, sales in the Hitech segment overall were weak due to continuing price declines of metal organic precursors for the LED market.”

Mr. Sachdev concluded, “I am pleased with our first quarter performance. Our team continues to focus on meeting customers’ needs through enhanced innovative product offerings and our supply chain initiatives. We are reaffirming our sales, EPS and cash flow outlook for the full-year 2014.”

Q1 2014 RESULTS:

Reported sales for the first quarter of 2014 were $689 million, a 2% increase from the same quarter in 2013. Organic sales growth in the quarter was 3%. Divestitures reduced otherwise reportable sales by 1%.

Reported sales of the Research business unit ($359 million in sales, 52% of overall sales) declined by 1% from the first quarter of 2013. Organic sales growth was 1%. Changes in foreign currency exchange rates and impacts from divestitures reduced sales growth by 1% each.

Research sales in the Academic/Government/Hospitals were flat, and Pharma sales slightly declined. Sales growth in the EMEA region and Latin America were offset by declines in the U.S. Both segments were negatively impacted by inclement weather in the U.S. Sales to biotech companies continue to be strong as the funding environment and research activity for these companies remain vibrant.

Research organic sales growth in the APAC region was in the low-single digits. China continued to have strong sales growth which was offset by weakness in India, where temporary funding uncertainties have significantly slowed spending at academic laboratories.

Reported sales of the Applied business unit ($171 million in sales, 25% of overall sales) increased by 8% over the first quarter of 2013. Organic sales growth was 7% and changes in foreign currency exchange rates increased sales growth by 1%. Organic sales growth in the Diagnostics and Testing segment was in the high single-digits, with double-digit growth in the EMEA and APAC regions. Organic sales growth in the Industrial segment was in the mid single-digits with contributions from all regions.

Reported and organic sales of the SAFC Commercial business unit ($159 million in sales, 23% of overall sales) grew by 3% over the first quarter of 2013. Changes in foreign currency exchange rates increased sales by 1%, and divestitures reduced sales by 1%.

Organic sales growth in the Life Science Products segment was in the low single-digits as compared to double-digit growth in the fourth quarter of 2013, primarily due to stronger-than-anticipated fourth quarter 2013 sales. Growth was led by strong biopharma material sales. Organic sales growth in the Life Science Services segment was in the double-digits for the third consecutive quarter. Organic sales in the Hitech segment declined in the low single-digits as compared to the same period last year.

Adjusted operating income (excluding $1 million of restructuring charges) in the first quarter of 2014 grew by $9 million over the same period last year, an increase of 5%. Adjusted operating income margin was 25.4%, an improvement of 80 basis points from the same period last year, despite a 70 basis point headwind from unfavorable changes in foreign currency exchange rates. The margin expansion was primarily the result of operating expense leverage on higher sales and the initial positive impacts from our 2014 global supply chain initiatives.

The adjusted effective tax rate for the first quarter of 2014 was 27% compared to 26% in the same period last year. The higher effective tax rate for the first quarter of 2014 was primarily due to the absence of the U.S. R&D tax credit for 2014. The loss of this benefit was partially offset by increased sales in foreign jurisdictions having more favorable tax rates.

For the first three months of 2014, cash flow from operations was $172 million as compared to $154 million in the same period last year. Free cash flow (defined as cash flow from operations less capital expenditures) was again strong and increased 11% to $143 million as compared to $129 million in the same period last year.

2014 OUTLOOK:

The 2014 outlook remains unchanged from the March annual business review update.

•	Overall organic sales growth is expected to be in the low-to-mid single digit range.

◦	Research is expected to be in the low-to-mid single digits.

◦	Applied is expected to be in the mid-single digits.

◦	SAFC Commercial is expected to be in the mid-single digits.

•	Adjusted operating income margin is expected to improve by approximately 50 basis points.

•	Effective tax rate is expected to be approximately 27%.

•	Adjusted diluted EPS is expected to be in the range of $4.30 to $4.40.

•	Net cash provided by operating activities is expected to exceed $600 million. Capital expenditures are expected to be approximately $130 million. Free cash flow is expected to exceed $475 million.

OTHER INFORMATION:

Cash Flow and Debt: For the first three months of 2014, net cash provided by operating activities was $172 million compared to $154 million in the same period in 2013. Capital expenditures in the first three months of 2014 were $29 million as compared to $25 million in the same period in 2013. Free cash flow for the first quarter of 2014 was $143 million, of which $112 million was returned to shareholders through dividends and share repurchases. The Company’s debt to capital ratio was 10% at March 31, 2014 compared to 11% at December 31, 2013.

Share Repurchases: In the first quarter of 2014, the Company repurchased 900,000 shares for $85 million. There were approximately 119 million shares outstanding at March 31, 2014. The Company expects to continue to offset the dilutive impact of issuing share-based incentive compensation with future repurchases, the timing and amount of which will depend upon market conditions and other factors.

Conference Call Information: The Company will hold a conference call to discuss first quarter 2014 financial results on Thursday, April 24, 2014, at 10:00 AM CDT. To listen, please call (877) 266-0483 (Domestic) or (707) 287-9342 (International) and use Conference ID 22263988. Interested parties can also listen and view the presentation slides via the Internet at http://investor.sigmaaldrich.com/.

A replay of the call will be available from 4/24/2014 to 5/01/2014. For the replay, please call (855) 859-2056 (Domestic) or (404) 537-3406 (International) and use Conference ID 22263988 or go to http://investor.sigmaaldrich.com/ under "Presentations & Events."

Cautionary Statement: This release contains forward-looking statements. Such statements involve risk and uncertainty, including financial, business environment and projections. Such statements are preceded by, are followed by or include the words “expect,” “expects,” “expected,” “better,” “could,” “approximately,” “would,” “likely,” “will,” or similar expressions, and other statements contained herein regarding matters that are not historical facts. Additionally, this release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including, without limitation, statements with respect to the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, return on equity, return on invested capital, cost savings, process improvements, free cash flow, share repurchases, capital expenditures, acquisitions and other matters. These statements are based on assumptions regarding the Company operations, investments, acquisitions and conditions in the markets the Company serves. The Company believes these statements are reasonable and well founded. Such statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this release, due to, but not limited to, such factors as (1) global economic conditions and other factors affecting the creditworthiness of our customers around the world, (2) changes in pricing and the competitive environment and the global demand for the Company's products, (3) changes in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) failure of planned sales initiatives in our Research, Applied and SAFC Commercial business units and global supply chain efficiency improvements, (6) dependence on uninterrupted manufacturing operations and a global supply chain, (7) changes in the regulatory environment in which the Company operates, (8) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 12 - Income Taxes, to the Company’s consolidated financial statements included in Item 8 of Part II of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “10-K”), (9) exposure to litigation including product liability claims, (10) the ability to maintain adequate quality standards, (11) reliance on third party package delivery services, (12) an unanticipated increase in interest rates, (13) other changes in the business environment in which the Company operates, (14) acquisitions or divestitures of businesses and (15) the outcome of the outstanding matters described in Note 13 - Contingent Liabilities and Commitments, to the Company’s consolidated financial statements included in Item 8 of Part II of the 10-K. A further discussion of the Company’s risk factors can be found in Item 1A of Part I of the 10-K. The Company does not undertake any obligation to update these forward-looking statements.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and Technology company whose biochemical and organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing. Sigma-Aldrich customers include more than one million scientists and technologists in life science companies, university and government institutions, hospitals and a wide range of industrial companies. The Company operates in 37 countries and has approximately 9,100 employees whose objective is to provide excellent service worldwide. Sigma-Aldrich is committed to accelerating customer success through innovation and leadership in Life Science, Technology and Service. For more information about Sigma-Aldrich, please visit its website at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (U.S. GAAP) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by other companies inside or outside of the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 10 and 11 of this release for these reconciliations.

With approximately 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted sales growth when analyzing Company performance, and believes it is useful as well to investors to judge the Company’s performance. Organic sales growth data presented in this release excludes currency and acquisition/divestiture impacts. The Company calculates the impact of changes in foreign currency exchange rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates. The result is the defined impact of “changes in foreign currency exchange rates.” While we are able to report past currency impacts, we are unable to estimate changes that may occur later in 2014 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on reported growth rates due to the volume of sales denominated in foreign currencies.

Management also uses the following non-GAAP measures to judge its performance and ability to pursue opportunities that enhance shareholder value: adjusted net income, EPS and operating income margin (reconciled on page 11) and free cash flow (defined on page 9). Free cash flow does not necessarily represent the residual cash flow available for discretionary expenditures. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Income (Unaudited)
(in millions except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Sales	$689	$675
Cost of products and services sold	338	331
Gross profit	351	344
Selling, general and administrative expenses	160	161
Research and development expenses	16	17
Restructuring charges	1	—
Operating income	174	166
Interest, net	1	1
Income before income taxes	173	165
Provision for income taxes	47	43
Net income	$126	$122

Net income per share - Basic	$1.06	$1.02
Net income per share - Diluted	$1.05	$1.01

Weighted average number of shares outstanding - Basic	119	120
Weighted average number of shares outstanding - Diluted	120	121

Income Statement Ratios
	Three Months Ended
	March 31,
	2014	2013
Gross profit	50.9%	51.0%
S,G&A expenses	23.2%	23.9%
Research and development expenses	2.3%	2.5%
Restructuring charges	0.1%	—%
Operating income	25.3%	24.6%

Net income	18.3%	18.1%

Effective tax rate	27.2%	26.1%

SIGMA-ALDRICH CORPORATION
Consolidated Balance Sheets (Unaudited)
(in millions)

	(Unaudited)
	March 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$727	$722
Accounts receivable	415	382
Inventories	705	699
Deferred taxes	33	31
Other	86	87
Total current assets	1,966	1,921

Property, plant and equipment:
Property, plant and equipment	2,119	2,098
Less - accumulated depreciation	(1,311)	(1,292)
Property, plant and equipment, net	808	806

Goodwill	693	691
Intangibles, net	249	255
Other	137	132
Total assets	$3,853	$3,805

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$32	$65
Accounts payable	167	152
Payroll	57	64
Income taxes	56	25
Other	82	77
Total current liabilities	394	383

Long-term debt	300	300
Pension and post-retirement benefits	56	73
Deferred taxes	72	74
Other	84	80
Total liabilities	906	910

Stockholders' equity:
Common stock	202	202
Capital in excess of par value	339	322
Common stock in treasury	(2,493)	(2,407)
Retained earnings	4,757	4,658
Accumulated other comprehensive income	142	120
Total stockholders' equity	2,947	2,895

Total liabilities and stockholders' equity	$3,853	$3,805

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Three Months Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net income	$126	$122
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33	35
Deferred income taxes	(4)	6
Stock-based compensation expense	8	8
Other	(1)	(2)
Changes in operating assets and liabilities:
Accounts receivable	(32)	(51)
Inventories	(5)	4
Accounts payable	15	(4)
Income taxes	34	21
Other, net	(2)	15
Net cash provided by operating activities	172	154

Cash flows from investing activities:
Capital expenditures	(29)	(25)
Purchases of investments	(2)	(51)
Proceeds from sales of investments	3	20
Other, net	(2)	(3)
Net cash (used in) investing activities	(30)	(59)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	(33)	(294)
Dividends	(27)	(26)
Share repurchases	(85)	(27)
Proceeds from exercise of stock options	8	10
Other, net	(1)	3
Net cash (used in) financing activities	(138)	(334)

Effect of exchange rate changes on cash	1	(14)
Net change in cash and cash equivalents	5	(253)
Cash and cash equivalents at January 1	722	724
Cash and cash equivalents at March 31	$727	$471

Reconciliation of Free Cash Flow
(in millions)
	Three Months Ended
	March 31,
	2014	2013

Net cash provided by operating activities	$172	$154
Less: Capital expenditures	(29)	(25)
Free cash flow	$143	$129

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit
	Three Months Ended
	March 31, 2014
			Divestiture	Adjusted
	Reported	Currency	Impact	(Organic)

Research	(1)%	(1)%	(1)%	1%
Applied	8%	1%	—%	7%
SAFC Commercial	3%	1%	(1)%	3%
Total Customer Sales	2%	—%	(1)%	3%

Business Unit Sales
(in millions)
	First Quarter 2014	Second Quarter 2014	Third Quarter 2014	Fourth Quarter 2014	Total 2014

Research	$359	$—	$—	$—	$359
Applied	171	—	—	—	171
SAFC Commercial	159	—	—	—	159
Total Customer Sales	$689	$—	$—	$—	$689

	First Quarter 2013	Second Quarter 2013	Third Quarter 2013	Fourth Quarter 2013	Total 2013

Research	$361	$353	$341	$347	$1,402
Applied	159	160	154	156	629
SAFC Commercial	155	168	169	181	673
Total Customer Sales	$675	$681	$664	$684	$2,704

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Reconciliation of Reported Net Income to Adjusted Net Income

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Reported net income	$126	$122	$1.05	$1.01
Restructuring charges	1	—	0.01	—
Adjusted net income	$127	$122	$1.06	$1.01

Reconciliation of Reported Operating Income to Adjusted Operating Income
(in millions)

	Three Months Ended
	March 31,
	2014	2013

Reported operating income	$174	$166
Restructuring charges	1	—
Adjusted operating income	$175	$166

Reconciliation of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended
	March 31,
	2014	2013

Reported operating income margin	25.3%	24.6%
Restructuring charges	0.1%	—%
Adjusted operating income margin	25.4%	24.6%

Trend of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,
	2014	2013	2013	2013

Reported operating income margin	25.3%	25.0%	23.8%	24.4%
Restructuring charges	0.1%	—%	1.5%	1.7%
Adjusted operating income margin	25.4%	25.0%	25.3%	26.1%